Exhibit 23.2 Consent of Crowe Horwath LLP
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of PVF Capital Corp. on Form S-1 of our report dated September 28, 2009 on the financial statements of PVF Capital Corp. appearing in the June 30, 2009 Form 10-K of PVF Capital Corp. and to the reference to us under the heading “Experts” in the prospectus.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Cleveland, Ohio
November 10, 2009